EXHIBIT 99.1

PRESS RELEASE DATED AUGUST 9, 2017

Geron Corporation Reports Second Quarter 2017 Financial Results

MENLO PARK, Calif., AUGUST 9, 2017 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the three and six months ended June 30, 2017.

For the second quarter of 2017, the company reported a net loss of $6.4 million, or $0.04 per share, compared to $8.6 million, or $0.05 per share, for the comparable 2016 period. Net loss for the first six months of 2017 was $13.6 million, or $0.09 per share, compared to $17.5 million, or $0.11 per share, for the comparable 2016 period. The company ended the second quarter of 2017 with $117.2 million in cash and investments.

Revenues for the three and six months ended June 30, 2017 were $174,000 and $711,000, respectively, compared to $211,000 and $960,000 for the comparable 2016 periods. Revenues for the three and six month periods ending June 30, 2017 and 2016 included royalty and license fee revenues under various non-imetelstat license agreements.

Total operating expenses for the three and six months ended June 30, 2017 were $6.9 million and $14.9 million, respectively, compared to $9.1 million and $18.9 million for the comparable 2016 periods. Research and development expenses for the three and six months ended June 30, 2017 were $2.5 million and $5.9 million, respectively, compared to $4.6 million and $9.6 million for the comparable 2016 periods. The decrease in research and development expenses for the three and six month periods ending June 30, 2017, compared to the same periods in 2016, primarily reflects lower costs for the proportionate share of clinical development expenses under the collaboration with Janssen Biotech, Inc. and reduced personnel related expenses. General and administrative expenses for the three and six months ended June 30, 2017 were $4.4 million and $9.1 million, respectively, compared to $4.5 million and $9.3 million for the comparable 2016 periods. The decrease in general and administrative expenses for the three and six month periods ending June 30, 2017, compared to the same periods in 2016, primarily reflects lower consulting costs.

Interest and other income for the three and six months ended June 30, 2017 was $346,000 and $678,000, respectively, compared to $293,000 and $549,000 for the comparable 2016 periods. The increase in interest and other income for the three and six month periods ending June 30, 2017, compared to the same periods in 2016, primarily reflects higher yields on the company’s marketable securities portfolio.

Due to the recent announcement and conference call on updates to the clinical development plans for imetelstat, Geron’s management will not be hosting a separate conference call in connection with these financial results.

About Geron

Geron is a clinical stage biopharmaceutical company focused on the collaborative development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2017	2016	2017	2016
Revenues:
License fees and royalties	$174	$211	$711	$960

Operating expenses:
Research and development	2,499	4,575	5,873	9,608
General and administrative	4,406	4,547	9,063	9,340
Total operating expenses	6,905	9,122	14,936	18,948
Loss from operations	(6,731)	(8,911)	(14,225)	(17,988)

Interest and other income	346	293	678	549
Interest and other expense	(20)	(19)	(41)	(40)
Net loss	$(6,405)	$(8,637)	$(13,588)	$(17,479)

Basic and diluted net loss per share:
Net loss per share	$(0.04)	$(0.05)	$(0.09)	$(0.11)
Shares used in computing net loss per share	159,182,367	158,998,931	159,171,959	158,947,485

CONDENSED BALANCE SHEETS

	June 30,	December 31,
(In thousands)	2017	2016
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$6,874	$13,078
Current marketable securities	88,239	102,035
Other current assets	6,953	999
Total current assets	102,066	116,112

Noncurrent marketable securities	22,076	13,954
Property and equipment, net	140	183
	$124,282	$130,249

Current liabilities	$11,274	$7,869
Stockholders’ equity	113,008	122,380
	$124,282	$130,249

Note 1:	Derived from audited financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2016.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

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